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                                                                   EXHIBIT 10.04




                           INTERFACE  SYSTEMS,  INC.
                              5855 INTERFACE DRIVE
                           ANN ARBOR, MICHIGAN  48103



                                January 10, 1997



Mr. Robert A. Nero
864 Gatehouse Lane
Columbus, Ohio  43235

Dear Bob:

         This will confirm your employment as President and Chief Executive Officer of Interface Systems effective January 13, 1997. During the term of your employment you shall devote all of your business time, attention and energy to the Company.

         For your services (including services as a member of the Board of Directors, officer, employee or otherwise), we shall pay you an annual salary of $200,000. There will be an annual salary review and the Board may, at its option, make such additional salary determination as it deems appropriate in light of the your performance and that of the Company. We shall pay you a fiscal year 1997 bonus in an amount of $2,000 for each $.01 of earnings per share achieved by the Company for the fiscal year. Your bonus for calendar 1997 will be guaranteed at $50,000. Thereafter an annual discretionary bonus award pursuant to a bonus plan whereby you could earn a bonus of 50% of your salary if the Company meets plan will be considered. You will also be entitled to fringe benefits, prerequisites, insurances, other benefits of employment provided to salaried executives of the Company from time to time and an automobile. We will pay all reasonable costs directly related to your relocation to Ann Arbor and shall reimburse you for reasonable, temporary housing expenses prior to your establishing a permanent residence which we assume will not take more than a few months. Such payments will be "grossed up" to substantially relieve you of their income tax effect.

         As soon as practicable after the commencement of your employment, we shall grant you an option to purchase 165,000 shares of Common Stock of the Company, subject to the terms of the Interface Systems, Inc. 1992 Stock Option Plan, as amended (the "Stock Option Plan") at the fair market value on the date of grant. The options will fully vest upon any of the events described in clauses (a), (b) and (c) of the paragraph below. On an annual basis the Company will consider granting additional options to you pursuant to the Stock Option Plan.

         In the event of (a) a Change in Control of the Company (as defined in our Stock Option Plan) followed by your resignation three months thereafter or
(b) a material diminution in your position, salary or other compensation, or responsibility, and within three months thereafter you resign or (c)

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Robert A. Nero
January 10, 1997
Page 2

termination of your employment by the Company for any reason other than termination for cause, the Company shall continue payment of your salary and fringe benefits for a period of eighteen months after your resignation or termination. As an "at will" employee under Michigan law this will be the only payment obligation of the Company to you. "Termination for cause" means termination by the Board of Directors of the Company upon its reasonable determination that you have committed an act of dishonesty or willful misconduct or have failed to materially perform your duties and responsibilities. In the case of termination for cause, the Company shall continue to be liable to you only for your salary and fringe benefits up to the date of termination.

         We are most pleased you have decided to join our Company and we all look forward to your arrival next week. If the foregoing is satisfactory to you, please sign the enclosed copy of this letter and return it to me at your earliest convenience.

                               Very truly yours,

                              /s/ Garnel F. Graber

                                  G.F. Graber
                             Chairman of the Board



AGREED AND ACCEPTED



/s/ Robert A. Nero
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Robert A. Nero